EXHIBIT 4.5

                            STONE ENERGY CORPORATION
                   2001 AMENDED AND RESTATED STOCK OPTION PLAN

                             I. PURPOSE OF THE PLAN

     The STONE ENERGY CORPORATION 2001 AMENDED AND RESTATED STOCK OPTION PLAN (the "Plan") is intended to promote the interests of STONE ENERGY CORPORATION, a Delaware corporation (the "Company"), and its stockholders by providing a means whereby certain employees of the Company and its subsidiaries and the nonemployee directors of the Company may develop a sense of proprietorship and personal involvement in the development and financial success of the Company and to encourage them to remain with and devote their best efforts to the business of the Company. Accordingly, the Company may grant to certain employees of the Company and its subsidiaries ("Employees") the option ("Option") to purchase shares of the common stock of the Company ("Stock"), as hereinafter set forth. Further, the Company shall grant Options to directors of the Company who are not employees of the Company or any of its subsidiaries ("Nonemployee Directors").

     The Plan as set forth herein constitutes an amendment and restatement of both (i) the Stone Energy Corporation 2000 Amended and Restated Stock Option Plan (the "2000 Plan") and (ii) the Stone Energy Corporation 1993 Nonemployee Directors' Stock Option Plan (the "1993 Plan"), each as previously adopted by the Company, and shall supersede and replace in its entirety each previously adopted plan. This amendment and restatement shall be effective as of May 17, 2001, provided this amendment and restatement is adopted by the Board of Directors of the Company (the "Board") prior to such date and approved by the stockholders of the Company at a duly called meeting of the stockholders (or any adjournment thereof) held on May 17, 2001 (or, if applicable, on the date of such adjournment). If this amendment and restatement is not so approved by the stockholders, then this amendment and restatement shall be void ab initio, and the 2000 Plan and the 1993 Plan shall continue in effect as if this amendment and restatement had not occurred, and any options previously granted under either the 2000 Plan or the 1993 Plan shall continue in effect under the terms of the grant; provided, further, that thereafter options may continue to be granted pursuant to the terms of the 2000 Plan and the 1993 Plan, as in effect prior to this amendment and as may be otherwise amended hereafter.

                               II. ADMINISTRATION

     (a) The Plan shall be administered by the  Administrator,  which shall mean
(i) in the context of Options granted to, or the administration (or interpretation of any provision) of the Plan as it relates to, any person who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act") (including any successor section to the same or similar effect, "Section 16"), the Committee (as defined below), or (ii) in the context of Options granted to, or the administration (or interpretation of any provision) of the Plan as it relates to, any person who is not subject to Section 16, the Chief Executive Officer of the Company (or, if the Chief Executive Officer is not a member of the Board, the Committee), unless the Plan specifies that the Committee shall take specific action (in which case such action may only be taken by the Committee) or the Committee (as to any Option described in this clause (ii) or the administration or interpretation of any specific provision of the Plan) specifies that it shall serve as Administrator. The term "Committee" shall mean a committee of, and appointed by, the Board that shall be comprised solely of two or more directors who are both (A) outside directors (within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and applicable interpretive authority thereunder), and (B) nonemployee directors (within the meaning of Rule 16b-3, as currently in effect or as hereinafter modified or amended ("Rule 16b-3"), promulgated under the 1934 Act). The Administrator is authorized to interpret the Plan and may from time to time adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Administrator in construing the provisions of the Plan shall be final; provided, however, that in the event of any conflict in any such determination as between the Committee and the Chief Executive Officer of the Company, each acting in capacity as Administrator of the Plan, the determination of the Committee shall be conclusive.

     (b) With respect to Options granted pursuant to Subparagraph V(a) hereof, the Administrator shall have sole authority to select the Employees from among those individuals eligible under Subparagraph IV(a) hereof and to establish the number of shares which may be issued under each Option granted to such Employees; provided, however, that, notwithstanding any provision in the Plan to the contrary, the maximum number of shares that may be subject to Options granted under the Plan to an individual Employee during any calendar year may not exceed 100,000 (subject to adjustment in the same manner as provided in Paragraph IX hereof with respect to shares of Stock subject to Options then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner that will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options granted to Employees that are canceled or repriced. Further, the maximum number of shares that may be subject to Options granted by the Chief Executive Officer of the Company under the Plan to an individual Employee during any calendar year may not exceed 10,000 (subject to adjustment in the same manner as provided in Paragraph IX hereof with respect to shares of Stock subject to Options then outstanding). In selecting the Employees from among individuals eligible under Subparagraph IV(a) hereof and in establishing the number of shares that may be issued under each Option granted to such Employees, the Administrator may take into account the nature of the services rendered by such individuals, their present and potential contributions to the Company's success and such other factors as the Administrator in its discretion shall deem relevant. All decisions made by the Administrator in selecting the Employees and in establishing the number of shares which may be issued under each Option granted under Subparagraph V(a) hereof shall be final.

                             III. OPTION AGREEMENTS

     (a) Each Option granted to an Employee or Nonemployee Director (collectively, "Optionees") shall be evidenced by a written agreement between the Company and the Optionee ("Option Agreement"), which shall contain such terms and conditions as may be approved by the Administrator, but which are not inconsistent with the terms of the Plan. The terms and conditions of the respective Option Agreements need not be identical. Specifically, an Option Agreement for an Employee may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Stock or a combination of cash and shares of Stock equal in value to the excess of the fair market value of the shares with respect to which the right to purchase is surrendered over the option price therefor ("Stock Appreciation Rights"), on such terms and conditions as the Administrator in its sole discretion may prescribe; provided, that, except as provided in Subparagraph IX(c) hereof, the Administrator shall retain final authority (i) to determine whether an Optionee shall be permitted, or (ii) to approve an election by an Optionee, to receive cash in full or partial settlement of Stock Appreciation Rights. Moreover, an Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Stock (plus cash if necessary) having a fair market value equal to such option price. Further, an Option Agreement may provide for a "cashless exercise" of the Option pursuant to procedures established by the Administrator (as the same may be amended from time to time).

     (b) Notwithstanding the provisions in Subparagraph (a) above, the Administrator may not, without approval of the stockholders of the Company, amend any outstanding Option Agreement to lower the option price (or cancel and replace any outstanding Option Agreements with Option Agreements having a lower option price).

     (c) For all purposes under the Plan, the fair market value of a share of Stock on a particular date shall be equal to the mean of the high and low sales prices of the Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date (or such other reporting service approved by the Administrator); or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Administrator in such manner as it deems appropriate.

     (d) Each Option and all rights granted thereunder shall not be transferable other than by will or the laws of descent and distribution or, in the case of an Option that is not intended to constitute an Incentive Stock Option (as such term is defined in Subparagraph V(a) below), pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the Optionee's lifetime only by such Optionee or such Optionee's guardian or legal representative.

     (e) Notwithstanding the provisions in Subparagraph (a) above, each Option granted to a Nonemployee Director shall (i) have a term of five years from the date of grant, (ii) subject to clauses (iv) and (v)(A) below, vest and become exercisable with respect to (A) one-third of the shares covered thereby on the first anniversary of the date of grant, (B) an additional one-third of the shares covered thereby on the second anniversary of the date of grant, and (C) an additional one-third of the shares covered thereby on the third anniversary of the date of grant, (iii) not constitute an Incentive Stock Option, (iv) become vested and exercisable in full upon a Corporate Change (as defined in Subparagraph IX(c) hereof or, to the extent the Option Agreement with such Nonemployee Director defines Corporate Change, Corporate Change as defined in such Option Agreement) or termination of the Nonemployee Director's membership on the Board by reason of death or disability, (v) be exercisable only while the Nonemployee Director remains a member of the Board and terminate and cease to be exercisable upon the Nonemployee Director's termination of membership on the Board, except that, subject to the limitation in clause (i) above: (A) if the Nonemployee Director dies while a member of the Board or terminates his membership on the Board due to disability, the Option may be exercisable in full for a period of one year thereafter by the Nonemployee Director (the Nonemployee Director's estate or the person who acquires the Option by will or the laws of descent or otherwise by reason of death of the Nonemployee Director) or (B) if the Nonemployee Director's membership on the Board terminates for any reason other than as described in clause (v)(A), the Option may be exercisable by the Nonemployee Director for one year following such termination or by the Nonemployee Director's estate (or the person who acquires the Option by will or the laws of descent or otherwise by reason of the death of the Nonemployee
Director) for one-year following the Nonemployee Director's death if the Nonemployee Director dies within such initial one-year period, but in each case only as to the number of shares exercisable as of the date the Nonemployee Director's membership on the Board terminates.

                           IV. ELIGIBILITY OF OPTIONEE

     (a) Options granted at the discretion of the Administrator pursuant to Subparagraph V(a) hereof may be granted only to individuals who are employees (including officers and directors who are also employees) of the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) of the Company at the time the Option is granted.

     (b) Options granted automatically under the Plan pursuant to Subparagraph V(b) hereof may be granted only to individuals who are Nonemployee Directors at the time the Option is granted.

                             V. STOCK OPTION AWARDS

     (a) Pursuant to the Administrator's discretion, an individual eligible under Subparagraph IV(a) hereof may be granted one or more Options. Options may be granted to the same individual on more than one occasion. Options granted under this Subparagraph V(a) may be either incentive stock options, within the meaning of section 422(b) of the Code ("Incentive Stock Options"), or options that do not constitute Incentive Stock Options. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the fair market value of the Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such excess Incentive Stock Options shall be treated as Options that do not constitute Incentive Stock Options. The Administrator shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an individual's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the individual of such determination as soon as practicable after such determination. Nonemployee Directors shall not be eligible to receive Options pursuant to this Subparagraph V(a).

     (b) Each Nonemployee Director who is elected to the Board for the first time after the effective date provided in Paragraph I hereof shall receive, as of the date of his or her election and without the exercise of the discretion of the Committee or any person or persons, an Option exercisable for 1,000 shares of Stock (subject to adjustment in the same manner as provided in Paragraph IX hereof with respect to shares of Stock subject to Options then outstanding). As of the date of the annual meeting of the stockholders of the Company in each year that the Plan is in effect as provided in Paragraph VIII hereof, each Nonemployee Director then in office who is not then entitled to receive an Option pursuant to the preceding sentence of this Subparagraph V(b) shall receive, without the exercise of the discretion of the Committee or any person or persons, an Option exercisable for 5,000 shares of Stock (subject to adjustment in the same manner as provided in Paragraph IX hereof with respect to shares of Stock subject to Options then outstanding). If, as of any date that the Plan is in effect, there are not sufficient shares of Stock available under the Plan to allow for the grant to each Nonemployee Director of an Option for the number of shares provided herein, each Nonemployee Director shall receive an Option for his or her pro-rata share of the total number of shares of Stock then available under the Plan. The purchase price of Stock issued under each Option granted under this Subparagraph V(b) shall be the price set forth in Paragraph VII hereof and shall be subject to adjustment as provided in Paragraph IX hereof. Employees shall not be eligible to receive Options pursuant to this Subparagraph V(b).

                         VI. SHARES SUBJECT TO THE PLAN

     The aggregate number of shares which may be issued under Options granted under the Plan shall not exceed 3,225,000 shares of Stock (which number includes the number of shares of Stock previously made subject to an Option granted under either the 2000 Plan or the 1993 Plan). Shares which may be issued under Options granted under the Plan may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired by the Company. Any of such shares that remain unissued and that are not subject to outstanding Options at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. Should any Option hereunder expire or terminate prior to its exercise in full, the shares theretofore subject to such Option may again be subject to an Option granted under the Plan. The aggregate number of shares that may be issued under the Plan shall be subject to adjustment in the same manner as provided in Paragraph IX hereof with respect to shares of Stock subject to Options then outstanding. Exercise of an Option in any manner, including an exercise involving a Stock Appreciation Right, shall result in a decrease in the number of shares of Stock which may thereafter be available, both for purposes of the Plan and for sale to any one individual, by the number of shares as to which the Option is exercised. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.

                                VII. OPTION PRICE

     The purchase price of Stock issued under each Option shall be determined by the Administrator, but such purchase price shall not be less than the fair market value of Stock subject to the Option on the date the Option is granted; provided, however, that the purchase price of Stock issued under each Option granted to a Nonemployee Director pursuant to Subparagraph V(b) hereof shall be the fair market value of Stock subject to such Option on the date such Option is granted.

                               VIII. TERM OF PLAN

     The 2000 Plan and the 1993 Plan were effective on the dates provided therein. The Plan as amended and restated shall be effective as provided in Paragraph I hereof. Except with respect to Options then outstanding, if not sooner terminated under the provisions of Paragraph X hereof, the Plan shall terminate upon and no further Options shall be granted after the expiration of ten years from the effective date provided in Paragraph I hereof.

                     IX. RECAPITALIZATION OR REORGANIZATION

     (a) The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

     (b) The shares with respect to which Options may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

     (c) If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the Optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Optionee had been the holder of record of the number of shares of Stock then covered by such Option. If (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity,
(iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a "Corporate Change"), no later than (a) ten days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (b) thirty days after a change of control of the type described in clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Optionee, shall act to effect one or more of the following alternatives, which may vary among individual Optionees and which may vary among Options held by any individual Optionee: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Optionees thereunder shall terminate, (2) require the mandatory surrender to the Company by selected Optionees of some or all of the outstanding Options held by such Optionees (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay to each Optionee an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (e) below (the "Change of Control Value") of the shares subject to such Option over the exercise price(s) under such Options for such shares, or (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding), including, without limitation, adjusting an Option to provide that the number and class of shares of Stock covered by such Option shall be adjusted so that such Option shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.

     (d) In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Option and not otherwise provided for by this Paragraph IX, such Option and any related Option Agreement shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Common Stock or other consideration subject to such Option. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, the aggregate number of shares available under the Plan and the maximum number of shares that may be subject to Options granted to any one individual shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

     (e) For the purposes of clause (2) in Subparagraph (c) above, the "Change of Control Value" shall equal the amount determined in clause (i), (ii) or
(iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph (e) or Subparagraphs (c) or (d) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

     (f) Any adjustment provided for in Subparagraphs (b), (c) or (d) above shall be subject to any required stockholder action.

     (g) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Options theretofore granted or the purchase price per share.

                     X. AMENDMENT OR TERMINATION OF THE PLAN

     The Board in its discretion may terminate the Plan at any time with respect to any shares for which Options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change in any Option theretofore granted may be made which would impair the rights of the Optionee without the consent of such individual; and provided, further, that the Board may not, without the approval of the stockholders of the Company, make any alteration or amendment which would
(a) materially increase the benefits accruing to Nonemployee Directors participating under the Plan, (b) increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan, (c) change the class of individuals eligible to receive Options under the Plan, or (d) amend or delete Subparagraph III(b) hereof.

                               XI. SECURITIES LAWS

     (a) The Company shall not be obligated to issue any Stock pursuant to any Option granted under the Plan at any time when the offering of the shares covered by such Option have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the offering and sale of such shares.

     (b) It is intended that the Plan and any grant of an Option made to a person subject to Section 16 meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Option would disqualify the Plan or such Option under, or would otherwise not comply with, Rule 16b-3, such provision or Option shall be construed or deemed amended to conform to Rule 16b-3.